EXHIBIT 5.9
[Letterhead of Levy & Salomão Advogados]
2979/14067
São Paulo,
June 8, 2012
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 — New Zealand
Reynolds Group Issuer Inc.
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101
Dover, Delaware 19904 — United States of America
Reynolds Group Issuer LLC
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101
Dover, Delaware 19904 — United States of America
Reynolds Group Issuer (Luxembourg) S.A.
6C Rue Gabriel Lippmann
L-5365 Munsbach — Grand Duchy of Luxembourg
Closure Systems International (Brazil) Sistemas de Vedação Ltda.
Al. Araguaia, 1.819-1.889
06455-000 — Barueri — SP — Brazil
SIG Combibloc do Brasil Ltda.
Rua Funchal 418, 14th floor
04551-060 — São Paulo — SP — Brazil
SIG Beverages Brasil Ltda.
Rua Funchal 418, 14th floor, Room 1
04551-060 — São Paulo — SP — Brazil
Re: Registration Statement on Form F-4

Dear Sirs,
1. We have acted as Brazilian counsel for Closure Systems International (Brazil) Sistemas de Vedação Ltda. (“CSI Brazil”), SIG Combibloc do Brasil Ltda. (“SIG Combibloc Brazil”) and SIG Beverages Brasil Ltda. (“SIG Beverages Brazil” and, collectively with CSI Brazil and SIG Combibloc Brazil, the “Brazilian Guarantors”) in connection with the execution and delivery of the following documents (collectively, the “Transaction Documents”):
i)	Third Supplemental Indenture to the 7.75% Senior Secured Notes due 2016 Indenture, dated as of January 29, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, CSI Brazil and certain other additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent;

ii)	Seventh Supplemental Indenture to the 7.75% Senior Secured Notes due 2016 Indenture, dated as of March 30, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, SIG Combibloc Brazil, SIG Beverages Brazil and certain other additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent;

iii)	8.50% Senior Notes due 2018 Indenture, dated as of May 4, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., the Brazilian Guarantors and certain other additional note guarantors listed thereto, The Bank of New York Mellon as trustee, principal paying agent, transfer agent, registrar and transfer agent and The Bank of New York Mellon, London Branch, as paying agent;

iv)	First Senior Secured Notes Supplemental Indenture to the 7.125% Senior Secured Notes due 2019 Indenture, dated as of November 16, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, the Brazilian Guarantors and certain other additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent;

v)	First Senior Notes Supplemental Indenture to the 9.000% Senior Notes due 2019 Indenture, dated as of November 16, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, the Brazilian Guarantors and certain other additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;

vi)	Second Supplemental Indenture to the 6.875% Senior Secured Notes due 2021 Indenture, dated March 2, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, the Brazilian Guarantors and certain other additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent;

vii)	Second Supplemental Indenture to the 8.250% Senior Notes due 2021 Indenture, dated March 2, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, the Brazilian Guarantors and certain other additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar;

viii)	First Senior Secured Notes Supplemental Indenture to the 7.875% Senior Secured Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent; and

ix)	First Senior Notes Supplemental Indenture to the 9.875% Senior Notes due 2019 Indenture, dated as of September 8, 2011, 2010, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent.

2. This opinion is issued in connection with the registration under the U.S. Securities Act of 1933 (the “Act”) of notes to be issued in exchange for outstanding Notes to which the Transaction Documents refer.
3. The terms appearing with a capital letter have the meaning given to them in the Transaction Documents, if not defined herein.
4. To give the present opinion, we have examined certified copies of:
i)	the Transaction Documents; and

ii)	organizational documents and corporate authorizations of the Brazilian Guarantors, as in force on the execution dates of the Transaction Documents to which such Brazilian Guarantors are parties.
5. The opinion set out in this letter relates only to the laws of the Federative Republic of Brazil (hereinafter referred to as “Brazil”) as in force at the date hereof and is based upon the following assumptions:
i)	the genuineness of all signatures, the conformity to the originals of all documents supplied to us as copies and the authenticity of the originals of such documents;

ii)	the absence of any other arrangements between the parties to the documents referred to under item 4 above which modify or supersede any of their terms;

iii)	the absence of any other corporate acts or decisions of the Brazilian Guarantors or their respective shareholders which modify or supersede the decisions evidenced by the documents referred to under item 4 (ii) above;

iv)	the due execution of the Transaction Documents by all parties thereto other than the Brazilian Guarantors through duly authorized representatives; and

v)	the validity of the Transaction Documents under and their conformity with the law chosen to govern them.
6. On the basis of such assumptions and subject to the reservations set out below, we are of the opinion that:

i)	each Brazilian Guarantor has been duly constituted and is validly existing and in good standing under the laws of Brazil;

ii)	each Brazilian Guarantor has the power and authority to execute and enter into the Transaction Documents to which it is party and has duly authorized, executed and delivered the Transaction Documents to which it is party;

iii)	the entry into and performance of the Transaction Documents by the Brazilian Guarantors do not violate or conflict with (i) the respective organizational documents of the Brazilian Guarantors or (ii) any laws, rules, regulations or orders of Brazil; and

iv)	other than those authorizations, consents, licenses or approvals that have been obtained and are in full force and effect, no additional authorizations, consents, licenses, approvals or other actions are required for the entry into, execution, delivery and performance of the Transaction Documents by the Brazilian Guarantors parties thereto.
7. The opinions set forth above are, however, subject to the following reservations:
i)	documents in a foreign language must be translated into Portuguese by a sworn translator in order to ensure their admission before courts in Brazil; in addition to said translation, foreign documents must (a) have the signatures of the parties thereto notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public must be authenticated by a consular official of Brazil and (b) be registered together with their sworn translation with a registrar of deeds and documents in Brazil; and

ii)	Brazilian courts often decide based on non-statutory equity principles or extensive construction of rules and case-law, actual court decisions different from the conclusions in this opinion cannot altogether be excluded.
8. We expressly disclaim any responsibility to advise with respect to any development, circumstance or change of any kind, including any change of law or fact which may occur after the date of this letter, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to the opinion set out in this letter.

9. We understand that you will rely as to matters of Brazilian law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Brazilian law, as applicable, upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the addressees hereof. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Brazilian law, as applicable, upon this opinion.
10. We consent to the filing of this opinion as an exhibit to the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) under the Act and to the reference to our firm under the heading “Validity of the Securities” in the prospectus to such registration statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.
11. Other than as stated in the preceding paragraphs, this letter is given solely for the purposes of our opinion regarding the Transaction Documents.
     Please do not hesitate to contact us in case you need any further clarification of the foregoing.
Yours faithfully,
/s/ Luiz Roberto de Assis
Luiz Roberto de Assis